Exhibit 12.1

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

February 1, 2022

Managing Member

StartEngine Loans Fund II LLC

3900 W Alameda Ave., Suite 1200

Burbank, CA 91505

To the Managing Member:

We are acting as counsel to StartEngine Collectibles Fund II LLC (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of membership interests (the “Shares”) in each of the applicable series of the Company (each, a “Series”) as set forth on Schedule 1 hereto (each, an “Offering”).

In connection with the opinion contained herein, we have examined the offering statement, the certificate of formation of the Company, its Limited Liability Company Agreement, and the Series Designation of each Series undertaking an Offering, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Shares being sold pursuant to the offering statement have been authorized by all necessary series limited liability company actions of the Company and, when issued in the manner described in the offering statement, validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

JO/AS

SCHEDULE 1

Series Name	Asset Description	Offering Price Per Share	Offering Size	Maximum/ Minimum Subscribed Membership Interests
Series Wine #2020AUSONE	Chateau Ausone 2020 Saint Emilion 1er Grand Cru Classé 'A' (12 Bottles)	$10	$8,570.00	857/686
Series Wine #2020ANGELUS	Chateau Angelus Saint Emilion, 1er Grand Cru, Classé 'A' (6 Bottles)	$10	$2,230.00	223/178
Series Wine #2020CHEVAL	Chateau Cheval Blanc 2020 Saint Emilion 1er Grand Cru Classé 'A' (6 Bottles)	$10	$12,080.00	1,208/966
Series Wine #2020HAUT	Chateau Haut-Brion Premier Grande Cru Classe 1855, Pessac-Leognan 2020 (60 bottles)	$10	$37,080.00	3,708/2,966
Series Wine #2020LEPIN	Le Pin, Pomerol 2020 (1 Bottles)	$10	$4,200.00	420/336